EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-159159 on Form S-8 of our report dated March 31, 2010, relating to the consolidated financial statements of Transdel Pharmaceuticals, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Transdel Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
March 31, 2010